NATIONAL PENN BANCSHARES, INC. PENSION PLAN
                (Amended and Restated Effective January 1, 2001)

                                 Amendment No. 4

         National Penn Bancshares, Inc. (the "Company") adopted the National Penn Bancshares, Inc. Pension Plan (Amended and Restated Effective January 1,
2001) (the "Plan") for the benefit of certain of its Employees (as defined in the Plan) and its subsidiaries' Employees. The Company subsequently amended the Plan by Amendment Nos. 1-3 thereto. The Company hereby further amends the Plan as hereinafter set forth.

         1. Schedule A to the Plan is amended effective June 10, 2004, to add "The Peoples Bank of Oxford " under the heading "Predecessor Employer", and across from it under columns (1) and (2) respectively "all service" under column
(1) and the date "June 10, 2004" under column (2).

         2. The first two sentences of subsection 1(l) are amended effective August 1, 2004, to read as follow:

         " 'Compensation' for a Plan Year with respect to a Member shall mean the base salary, hourly wages (including overtime wages), commissions and other taxable incentives not excluded under the next sentence that a Participating Company pays in cash to a Member for services for the portion of the Plan Year he was eligible to participate in the Plan plus amounts a Member elects to defer from those sources that are not subject to federal income tax by reason of section 401(k), 402(g), 125 or 132(f) of the Code. Notwithstanding the foregoing, 'Compensation' shall not include (i) income from exercise of stock options, receipt or vesting of restricted stock grants, exercise of stock appreciation rights or similar equity-based compensation arrangements, (ii) bonuses, (iii) deferred compensation, (iv) expense reimbursements or allowances of any kind, including, but not limited to, tuition reimbursement, phone and car allowances or reimbursements (whether or not included includible in gross income for federal income tax purposes), (v) moving expenses, and (vi) the value of welfare benefits, perquisites, incentives not paid in cash or any item not paid in cash (whether or not included in gross income for federal income tax purposes)."

         Executed this 28th day of July,  2004.

Attest:                                     NATIONAL PENN BANCSHARES, INC.


By: /s/ Earl Houseknecht                    By: /s/ Sandra L. Spayd

     (Corporate Seal)

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